EXHIBIT 10.17
WRIGHT EXPRESS CORPORATION
SEVERANCE PAY PLAN
FOR
OFFICERS
Effective February 22, 2005
ARTICLE I — INTRODUCTION
          Wright Express Corporation (referred to herein as the “Company”), hereby establishes the Wright Express Corporation Severance Pay Plan for Officers (the “Plan”), effective as of February 22, 2005, to provide severance benefits to certain employees of the Company who suffer a loss of employment under the terms and conditions set forth in the Plan. The Plan replaces and supercedes (i) any and all severance plans, policies and/or practices (other than individual employment and severance agreements) of the Company or its affiliates, whether written or unwritten, in effect for covered employees prior to February 22, 2005 and (ii) any and all severance plans, policies and or practices (other than individual employment and severance agreements) of any business or entity acquired by the Company effective upon the consummation of any such acquisition.
ARTICLE II — DEFINITIONS AND INTERPRETATIONS
The following definitions and interpretations of important terms apply to the Plan.
          (a) Agreement. The Agreement and General Release provided by the Company to an Eligible Employee in connection with his or her termination of employment with the Company, which if executed by the Eligible Employee (and not timely revoked), will acknowledge his or her termination of employment with the Company and release the Company from liability for any and all claims. By signing the Agreement and General Release, an Employee waives all rights he or she may have under state and federal employment statutes and all common law causes of action related to his or her employment and termination thereof.

          (b) Base Pay. For purposes hereof, Base Pay shall mean an employee’s annual base salary or wages from the Company. Base Pay shall be determined as reflected on the Company’s payroll records, and shall not include bonuses, overtime pay, shift or language premiums, commissions, incentives, employer contributions for benefits, incentive or deferred compensation or other additional compensation. For purposes hereof, an Eligible Employee’s Base Pay shall include any salary reduction contributions made on his or her behalf to any plan of the Company under section 125 or 401(k) of the Internal Revenue Code of 1986, as amended. An Eligible Employee’s Base Pay shall not be adjusted upward or downward due to the receipt of paid time off or short-term or long-term disability benefits. One week of Base Pay shall mean an employee’s annual Base Pay divided by fifty-two (52).
          (c) Cause. Termination for cause shall mean termination as a result of any of the following: (a) misappropriation or improper use or disclosure of any confidential or proprietary information of the Company; (b) failure to comply with any contractual obligations to the Company; (c) solicitation for hire away from the Company any current Company employees absent the Company’s consent; or (d) taking any action which the Company, in its sole discretion, deems to have been inimical or detrimental to the interests of the Company.
          (d) Company. Wright Express Corporation.
          (e) Effective Date. February 22, 2005.
          (f) Eligible Employee. Any employee of the Company who: (i) is classified by the Company as an active, full-time officer of the Company or its subsidiaries and who is designated by Wright Express Corporation as the President & Chief Executive Officer, or Senior Vice President, or Vice President, and (ii) is involuntarily terminated from employment for one of the reasons set forth in Article III, Section A of the Plan. Notwithstanding the foregoing, an Eligible Employee shall not include any individual (i) classified as an independent contractor by the Company, (ii) being paid by or through an employee leasing company or other third party agency, or (iii) any other person classified by the Company as a leased employee, during the period the individual is so paid or classified even if such individual is later retroactively reclassified as a common-law employee of the Company or an affiliate for federal employment tax purposes (or other non-Plan purposes) during all or any part of such period pursuant to applicable law or otherwise.
          (g) Full-time Employee. Any employee of the Company who is regularly scheduled to work thirty or more hours per week.
          (h) Participant. An Eligible Employee who meets all the requirements set forth in Article III of the Plan. An individual shall cease being a Participant once payment of all severance pay and other benefits due to such individual under the Plan has been completed (or upon the death of the Participant, if earlier) and no person shall have any further rights under the Plan with respect to such former Participant.
          (i) Plan Administrator. The Company or such other person or committee appointed from time to time by the Company to administer the Plan. Until a successor is appointed by the Company, the Plan Administrator shall be Wright Express Corporation.
          (j) Year of Service. An Eligible Employee shall be credited with a Year of Service for each full year of service completed with the Company in a capacity which qualifies such person as an Eligible Employee. Service will be measured from the Eligible Employee’s date of hire used for vacation benefit accrual purposes. No credit shall be provided for fractions of a Year of Service.
ARTICLE III — ELIGIBILITY
A. WHO IS ELIGIBLE FOR SEVERANCE UNDER THE PLAN?

          If you are an Eligible Employee, you shall become eligible for the severance pay described in Article IV of the Plan (i.e., you will become a “Participant”) by meeting the requirements set forth below:
     (1) you are involuntarily terminated for one of the following reasons:
• a reduction in the Company’s workforce;
• elimination or discontinuation of your job or position, provided that you are not offered a comparable position. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator; or
• other circumstances as the Plan Administrator, in its sole discretion, deems appropriate for the payment of severance;
(2) you deliver a signed, dated and notarized Agreement to the individual whose signature appears on the cover letter accompanying the Agreement no later than the date (if any) set forth in the Agreement, and the time for you to revoke such Agreement (if any) as specified in the Agreement has expired; and
(3) the Company has not determined that you, either prior or subsequent to your termination of employment, have (a) misappropriated or improperly used or disclosed any confidential or proprietary information of the Company; (b) failed to comply with any contractual obligations to the Company; (c) solicited for hire away from the Company, any current Company employees absent the Company’s consent; or (d) taken any action which the Company, in its sole discretion, deems to have been inimical or detrimental to the interests of the Company.
     If you do not satisfy all of the above requirements, you shall not be considered a Participant, and you shall not be entitled to commence or continue to receive any benefits under the Plan. Additionally, you shall not become a Participant, and shall not become entitled to benefits while you continue to be employed by the Company.
          B. WHO IS NOT ELIGIBLE FOR SEVERANCE UNDER THE PLAN?
          You shall not be eligible for severance pay under this Plan if your employment is terminated for any reason other than as set forth in paragraph III(A)(1), above, including, but not limited to:
• retirement;
• voluntary termination;
• termination by the Company (whether or not for Cause), other than for reasons set forth in paragraph III(A)(1);
• elimination or discontinuation of your job or position, if you are offered a comparable position. Comparability shall be determined in the sole and absolute discretion of the Plan Administrator.
          In addition, if you have executed an employment or severance agreement with the Company which expressly provides for severance pay, you shall have to make an election whether to receive benefits under this Plan or under your employment or severance agreement; you shall not be eligible to receive benefits under both.

ARTICLE IV — SEVERANCE PAY
          A. SCHEDULE OF BENEFITS
          If you become a Participant, you will be eligible to receive the following benefits under the Plan, unless you have entered into an individual employment or severance agreement with the Company that provides for severance benefits:
          If you are an Officer of Wright Express Corporation or any subsidiary or business unit and are designated by the Company as the President & Chief Executive Officer, then (i) if you have less than six (6) months employment service with the Company, you will receive twenty-six (26) weeks of Base Pay; and (ii) if you have been actively employed with the Company for more than six (6) months, you will receive fifty-two (52) weeks of Base Pay.
          If you are an Officer of Wright Express Corporation or any subsidiary or business unit and are designated by the Company as a Senior Vice President, then (i) if you have less than six (6) months of employment service with the Company, you will receive thirteen (13) weeks of Base Pay; and (ii) if you have been actively employed with the Company for more than six (6) months, you will receive twenty-six (26) weeks of Base Pay.
          If you are an Officer of Wright Express Corporation or any subsidiary or business unit and are designated by the Company as a Vice President then (i) if you have less than six (6) months of employment service with the Company, you will receive six (6) weeks of Base Pay; and (ii) if you have been actively employed with the Company for more than six (6) months, you will receive thirteen (13) weeks of Base Pay.
          Notwithstanding the foregoing, if the amount of severance pay that you would have received if calculated pursuant to the most favorable formula set forth in the Wright Express Corporation Severance Pay Plan for Non-Officer Employees (assuming that you were an eligible participant of such plan) is greater than the amount of severance pay calculated hereunder, then you will receive hereunder, upon eligibility for severance pay hereunder, such higher amount.
          Notwithstanding any provision of this Plan to the contrary, the Plan Administrator, in its sole and absolute discretion and based on such criteria as the Administrator deems relevant, may vary the severance benefits under this Plan. In no event, however, will a Participant receive more than fifty-two (52) weeks of Base Pay. In addition, in no event will any employee be entitled to receive severance pay under this Plan in addition to severance pay provided for under a separate employment or severance agreement or from any other source.
          B. HOW AND WHEN BENEFITS WILL BE PAID
          Severance pay benefits are payable to you in a lump sum payment, subject to applicable federal, state and local tax deductions and withholding.
          You shall not be eligible after your date of termination for continued coverage under the Company’s medical/dental plans (except to the extent you elect to continue such coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)).
ARTICLE V — GENERAL PROVISIONS OF THE PLAN
          (a) Re-employment. If you are re-employed by the Company after severance has been paid to you, you will have to make arrangements, prior to being rehired, to return any severance pay which you received in excess of one week’s pay plus the amount of your weekly salary multiplied by the number of weeks during the period of your separation. If, after being re-employed, your employment with the Company is terminated for a reason set forth in Article III, you shall receive the severance pay calculated based upon your rehire date, plus the severance pay which was refunded by you to the Company upon your re-employment or the severance pay calculated before your rehire date which was not paid to you because you became re-employed with the Company.
          (b) Termination, Amendment and Modification. Notwithstanding anything in this Plan to the contrary, the Company expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof. The termination, amendment or modification of the Plan shall be effected by a document in writing.
          (c) No Additional Rights Created. Neither the establishment of this Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee (or any beneficiary of either), or other person any legal or equitable right against the Company or any Officer, director or employee thereof; and in no event shall the terms and conditions of employment by the Company of any Eligible Employee be modified or in any way affected by this Plan. There is no promise of employment of any kind by the Company contained in this Plan. Regardless of what this Plan provides, the Company remains free to change wages and all other working conditions without notice of agreement. The Company also continues to have the absolute right to terminate your employment with or without cause.
          (d) Records. The records of the Company with respect to employment history, Base Salary, Years of Service, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.
          (e) Construction. The respective terms and provisions of the Plan shall be construed, whenever possible, to be in conformity with the requirements of ERISA, or any subsequent laws or amendments thereto. To the extent not in conflict with the preceding sentence or another provision in the Plan, the construction and administration of the Plan shall be in accordance with the laws of Maine (without reference to its conflicts of law provisions).
          (f) Severability. Should any provisions of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.
          (g) Unfunded Plan. The Company shall pay for benefits under the Plan out of its general assets. No Participant or any other person shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall not be secured by any assets of the Company. The obligations of the Company may be funded through contributions to a trust or otherwise, but the obligations of the Company are not required to be funded under this Plan unless required by law.
          (h) Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant, except as otherwise required by law. Prior to the time of a payment hereunder, a Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
          (i) Incompetency. In the event that the Plan Administrator finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Plan Administrator shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant (or designated beneficiary) was or would have been otherwise entitled under this Plan.
          (j) Exclusive Plan Benefit. A Participant who receives severance benefits under this Plan shall not be eligible to receive severance benefits under the Wright Express Corporation Severance Pay Plan for Non-Officer Employees.
          (k) Termination, Amendment and Modification. Notwithstanding anything in this Plan to the contrary, the Company expressly reserves the right, at any time, for any reason, without limitation, and in its sole and absolute discretion, to terminate, amend or modify the Plan and any or all of the benefits provided thereunder, either in whole or in part, whether as to all persons covered thereby or as to one or more groups thereof. The termination, amendment or modification of the Plan shall be effected by a document in writing.
ARTICLE VI — CLAIMS FOR BENEFITS AND PLAN ADMINISTRATION
          (a) Claim Procedure
          (1) How to File a Claim. If you are a Participant in the Plan, you will auto-matically receive the benefits set forth under Article IV of the Plan. If you feel you have not been provided with all benefits to which you are entitled under the Plan, you may file a written claim with the Plan Administrator with respect to your rights to receive benefits from the Plan. If you wish to make a claim for payment of benefits under the Plan, a claim must be filed by contacting the Human Resources Department at the Company’s headquarters in South Portland, Maine within 90 days of your termination of employment from the Company. You may be required to provide additional information. After your claim has been processed, you will be notified in writing if any benefits are denied in whole or in part, or if any additional information is required by the office that processes your claim. This written notice will set forth (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; and (iv) appropriate information as to the steps to be taken if you wish to submit your claim for review, including a statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. You will receive this written notification within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review your claim. If this occurs, you will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process your claim.
          (2) How to Appeal a Claim. If you do not agree with the reason(s) your claim was denied in whole or in part, you then have sixty (60) days from the date of receipt of the written denial to appeal the decision to the Plan Administrator. Your appeal must be submitted in writing. Be sure to state why you believe the claim should not have been denied and submit any data, questions or comments you think are appropriate.
          You or your duly authorized representative may: (i) have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits, and (ii) submit written comments, documents, records, and other information relating to the claim for benefits.
          Your appeal will be reviewed by the Company, and a decision will be made within sixty (60) days after the appeal is received. Under special circumstances, the Plan Administrator may require an additional period of not more than 60 days to review your appeal. If this occurs, you will be notified in writing as to the length of the extension, not to exceed 120 days from the day on which your appeal was received.
          If your appeal is denied, in whole or in part, you will be notified in writing of the specific reason(s) for the denial and specific references to the pertinent Plan provision(s) on which the decision was based. In addition, the decision shall inform you that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits, and a statement of your right to bring an action under Section 502(a) of ERISA. The decision on your appeal will be final and binding on all parties and persons affected thereby. If you are not satisfied with the final decision and you wish to review the documents pertinent to an appeal claim, you should write to the Plan Administrator.
          (b) Plan Interpretation and Benefit Determination. The Plan is administered and operated by the Plan Administrator, who has the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, to determine questions of fact and law arising under the Plan, to direct disbursements pursuant to the Plan and to exercise all other powers specified herein or which may be implied from the provisions hereof. The Plan administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. All interpretations and determinations of the Plan Administrator shall be final and binding upon all parties and persons affected thereby. The Plan Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Plan Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.
Adopted on this 14 day of June, 2005, to be effective as of the Effective Date.

By:	/s/ Robert C. Cornett

Robert C. Cornett

Its:	Senior Vice President, Human Resources

Date:	06/14/2005